Exhibit 99.1

Contact:	Media Relations – Jennifer Collins, (617) 224.9904, news@enernoc.com
Investor Relations – Will Lyons, (617) 532.8104, ir@enernoc.com

EnerNOC Enters Into 160 MW, Five-Year Agreement with Southern California Edison

BOSTON, MA, October 3, 2007 – EnerNOC, Inc. (NASDAQ: ENOC), a leading developer and provider of clean and intelligent energy solutions, announced today that it has signed a new demand response capacity agreement with Southern California Edison (SCE). This agreement signals SCE’s commitment to demand response as a reliable capacity resource and to EnerNOC as a successful commercial and industrial demand response service provider.

The agreement ramps up to 160 MW of load reduction over its term ending in 2012. Earlier this year, EnerNOC and SCE entered into a 40 MW, two-year agreement. The capacity under that initial agreement will be enrolled under the new, five-year agreement when the initial agreement expires at the end of 2008. The net result of this development is a four-year extension of contracted capacity between the parties and a net increase of 120 MW to EnerNOC’s overall capacity under contract.  The new agreement is subject to final approval by the California Public Utilities Commission.

Under the new agreement, EnerNOC will aggregate load curtailment from commercial, institutional, and industrial customer sites within SCE’s approximately 50,000 square mile service territory. SCE will signal EnerNOC to provide demand response capacity to its service territory, and EnerNOC will remotely curtail participating customers’ electricity consumption. EnerNOC will monitor and control that curtailment in near real-time using its 24/7/365 Network Operations Center (NOC).

EnerNOC President David Brewster said, “We are very pleased that Southern California Edison has given EnerNOC and its technology-enabled demand response solutions this vote of confidence. We believe that this action is consistent with SCE’s leadership in transforming the electric power grid into a more intelligent and environmentally sustainable ‘smart grid.’ EnerNOC is excited by this opportunity to continue to deliver the significant benefits of demand response to SCE and its customers. We look forward to working closely with SCE to help meet its progressive goals and provide the highest level of customer satisfaction.”

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to utilities and electric power grid operators, as well as commercial, institutional, and industrial customers. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional, and industrial customer sites and make demand response capacity and energy available to utilities and grid operators on demand. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the success of the Company’s demand response solutions, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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